Exhibit 3

EXECUTION VERSION

OPERATING AGREEMENT

OF

LIBERTY INTERNATIONAL B-L LLC

December 27, 2002

THE UNITS IN THIS LIMITED LIABILITY COMPANY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR STATE SECURITIES AUTHORITIES AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.  THE SALE OR OTHER TRANSFER OF THE UNITS IS ALSO RESTRICTED BY PROVISIONS OF THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE 1.	FORMATION AND DEFINITIONS
1.1	Formation.
1.2	Name.
1.3	Members, Units and Percentage Interests.
1.4	Office and Agent.
1.5	Foreign Qualification.
1.6	Term.
1.7	Definitions.

ARTICLE 2.	PURPOSES AND POWERS
2.1	Principal Purposes.
2.2	Other Purposes.
2.3	Powers.

ARTICLE 3.	UNITS
3.1	Classes of Units.
3.2	Common Units.
3.3	Preferred Units.

ARTICLE 4.	CAPITAL OF THE COMPANY
4.1	Initial Contributions.
4.2	Additional Contributions.
4.3	Capital Accounts.
4.4	Transfer.
4.5	Adjustments.
4.6	Market Value Adjustments.
4.7	No Withdrawal of Capital.
4.8	No Interest on Capital.
4.9	No Drawing Accounts.

ARTICLE 5.	PROFITS AND LOSSES
5.1	Determination.
5.2	Allocation of Profits and Losses Generally.
5.3	Nonrecourse Deductions.
5.4	Minimum Gain Chargeback.
5.5	Tax Allocations.
5.6	Qualified Income Offset.
5.7	Limit on Loss Allocations.
5.8	§ 754 Adjustments.
5.9	Contributed Property.
5.10	Tax Credits.
5.11	Allocation on Transfer.
5.12	Tier Partnerships.

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ARTICLE 6.	DISTRIBUTIONS
6.1	Distributions Generally.
6.2	Payment.
6.3	Withholding.
6.4	Distribution Limitations.

ARTICLE 7.	MANAGEMENT
7.1	Management.
7.2	Members.
7.3	Board of Directors.
7.4	Officers.
7.5	No Resignation or Retirement.

ARTICLE 8.	LIABILITY OF A MEMBER
8.1	Limited Liability.
8.2	Capital Contribution.
8.3	Capital Return.
8.4	Reliance.

ARTICLE 9.	INDEMNIFICATION
9.1	General.
9.2	Exception.
9.3	Expense Advancement.
9.4	Insurance.
9.5	Indemnification of Others.
9.6	Exculpation.
9.7	Rights Not Exclusive. The rights accruing to each Indemnified Person under this Article 9 shall not exclude any other right to which such Indemnified Person may be lawfully entitled.

ARTICLE 10.	ACCOUNTING AND REPORTING
10.1	Fiscal Year.
10.2	Accounting Method.
10.3	Tax Elections.
10.4	Returns.
10.5	Unaudited Financial Statements.
10.6	Books and Records.
10.7	Information.
10.8	Banking.
10.9	Tax Matters; Tax Matters Partner.
10.10	Classification of Company as Partnership for Tax Purposes, Not State Law.

ARTICLE 11.	DISSOLUTION

11.1	Dissolution.
11.2	Events of Withdrawal.
11.3	Continuation.

ARTICLE 12.	LIQUIDATION
12.1	Liquidation.
12.2	Tax Termination.
12.3	Priority of Payment.
12.4	Liquidating Distributions.
12.5	No Restoration Obligation.
12.6	Timing.
12.7	Liquidating Reports.
12.8	Certificate of Cancellation.

ARTICLE 13.	TRANSFER RESTRICTIONS
13.1	General Rule.
13.2	General Conditions on Transfer.
13.3	Security Interest.

ARTICLE 14.	CERTAIN BUSINESS MATTERS
14.1	Other Business Ventures.

ARTICLE 15.	PREEMPTIVE RIGHTS
15.1	Grant of Preemptive Rights.
15.2	Procedures.
15.3	Sale by the Company.

ARTICLE 16.	GENERAL PROVISIONS
16.1	Amendment.
16.2	Representations.
16.3	Unregistered Interests.
16.4	Waiver of Alternative Withdrawal Rights.
16.5	Waiver of Partition Right.
16.6	Waivers Generally.
16.7	Equitable Relief.
16.8	Remedies for Breach.
16.9	Costs
16.10	Counterparts.
16.11	Notice.
16.12	Deemed Notice.
16.13	Partial Invalidity.
16.14	Entire Agreement.
16.15	Benefit.
16.16	Further Assurances.

16.17	Headings.
16.18	Terms.
16.19	Governing Law; Forum.
16.20	Certificates

SCHEDULE 1.3 Names, Addresses and Unit

SCHEDULE 4.1 Initial Capital Contributions

EXHIBIT A Form of Assignment of Units

EXHIBIT B Form of Transferee’s Agreement

OPERATING AGREEMENT

OF

LIBERTY INTERNATIONAL B-L LLC

This Operating Agreement is made as of the 27th day of December, 2002 (the “Effective Date”), by and among Liberty Global, Inc. (“Liberty Global”), Liberty UPCOY, Inc. (“Liberty UPCOY”), Liberty UK, Inc. (“Liberty UK”), Liberty UK Holdings, Inc. (“Liberty UK Holdings”), Liberty Programming UK, Inc. (“Liberty Programming”) and Liberty TWSTY Holdings, Inc. (“Liberty TWSTY”), such parties being all of the Members of Liberty International B-L LLC, a Delaware limited liability company (the “Company”), on the Effective Date.

In consideration of the mutual covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1.              FORMATION AND DEFINITIONS

1.1             Formation.  The Company was formed on December 18, 2002, by the filing with the Delaware Secretary of State on behalf of the initial Members of the Company of a Certificate of Formation pursuant to the Act.

1.2             Name.  The name of the Company is Liberty International B-L LLC.  The business of the Company will be conducted under such name, and any other name or names as the Company may from time to time determine.

1.3             Members, Units and Percentage Interests.  The name and address of each Member and its Percentage Interest and number of Units held as of the Effective Date are set forth in Schedule 1.3.

1.4             Office and Agent.

[a]           The registered office of the Company in Delaware is c/o The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its registered agent is The Corporation Service Company.  The Company may change its registered office or registered agent in Delaware in accordance with the Act.

[b]           The principal office of the Company is at 12300 Liberty Boulevard, Englewood, CO  80112.  The Company may change its principal office upon the affirmative Vote of Members owning more than 50% of the outstanding Units.

1.5             Foreign Qualification.  The Company will apply for a certificate of authority to do business in any other state or jurisdiction, as required or appropriate from time to time, and will file such other certificates and instruments as may be required or appropriate from time to time in connection with its formation, existence and operation.

1.6             Term.  This Agreement shall be effective as of the Effective Date and will continue in effect thereafter, unless and until the Company is dissolved in accordance with Section 11.1 and the Certificate is cancelled in accordance with the Act or this Agreement is replaced or amended.

1.7             Definitions.  The following terms used in this Agreement have the corresponding meanings set forth below:

Act:	the Delaware Limited Liability Company Act, as amended from time to time.

Additional Contribution:

a capital contribution (other than the Initial Contribution) that a Member makes to the Company with respect to any Common Units or Preferred Units, as applicable, issued to such Member, as described in 4.2.

Adjusted Capital Account Deficit:

as to any Member, the deficit balance (if any) in such Member’s Capital Account as of the end of the Fiscal Year, after (a) crediting to such Capital Account any amount that such Member is obligated to restore pursuant to this Agreement or is deemed obligated to restore pursuant to the minimum gain chargeback provisions of the § 704(b) Regulations and (b) charging to such Capital Account any adjustments, allocations or distributions described in the qualified income offset provisions of the § 704(b) Regulations that are required to be charged to such Capital Account pursuant to this Agreement.

Affiliate:	with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

Agreement:	this Operating Agreement, also known as a limited liability company agreement under the Act, as amended from time to time.

Available Cash:

for any Fiscal Year or other period, net income (or loss) of the Company determined in accordance with GAAP, adjusted, without duplication, by adding (a) depreciation, amortization and other non-cash charges to the extent deducted in determining net income and deducting (b) (i) the current portion of indebtedness of the Company, (ii) payments required to be paid by the Company within one year after the date of calculation, (iii) prepaid expenses and other cash expenditures to the extent not deducted in determining net income or loss and (iv) reasonable reserves for working capital and contingent liabilities of the Company as reasonably determined by the Board.

Bankruptcy:	of a Member means the occurrence of any of the following:

(a) the filing by such Member of a voluntary petition in bankruptcy;

(b) the making by such Member of a general assignment for the benefit of creditors;

(c)    the adjudication of such Member as bankrupt or insolvent, or the entry of an order, judgment or decree by any court of competent jurisdiction, granting relief against such Member in any bankruptcy or insolvency Proceeding;

(d)    the filing by such Member of a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(e)    the filing by such Member of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding for reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding under any statute, law or regulation;

(f) the valid appointment, with the consent of such Member, of a receiver, trustee or liquidator to administer all or a substantial portion of such Member’s assets or its Units; or

(g)    the valid appointment, without the consent of such Member, of a receiver, trustee or liquidator to administer all or a substantial portion of such Member’s assets or its Units, if such appointment is not vacated or stayed within 90 days after such appointment.

The foregoing definition of “Bankruptcy” is intended to, and shall, replace and supersede the events of bankruptcy set forth in Section 18-304 of the Act.

Board:	as defined in 7.1.

Business Day:	any day other than a Saturday, a Sunday or a day on which banking institutions in Denver, Colorado, or New York, New York are required or authorized to be closed.

Capital Account:	the capital account of a Member established and maintained in accordance with 4.3.

Capital Contribution:	any contribution of money or property by a Member to the Company that is either an Initial Contribution or an Additional Contribution.

Certificate:	the Certificate of Formation referred to in 1.1, as amended from time to time.

Code:	The Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any subsequent revenue laws.

Common Members:

Liberty Global, Liberty UPCOY, Liberty UK, Liberty UK Holdings, Liberty Programming and Liberty TWSTY, and any successor to or Transferee of Common Units from any Common Member who is admitted as a Member pursuant to Article 13.

Company:	as defined in the preamble.

Company Asset Value:

as of any relevant date, the aggregate Fair Market Value of the Company’s assets, less the aggregate of the amounts that would be distributable under 12.3[a] and 12.3[b] if the Company were liquidated as of such date.

Contribution Agreement:	the Contribution Agreement dated as of December 26, 2002 among the initial Members.

Control:

the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Damages:	as defined in 9.1.

Directors:	as defined in 7.1.

Dissolution:	the happening of any of the events described in 11.1.

Distributable Cash:

the cash proceeds, net of any transaction costs, from any transaction entered into by the Company that generates taxable income or gain to the Company that is allocated, in whole or in part, to the Preferred Members pursuant to the provisions of Article 5.

Distribution:

the amount of any money or the Fair Market Value of any property distributed by the Company to a Member as an operating or liquidating Distribution in accordance with this Agreement, reduced by the amount of any Company liabilities assumed by the distributee or to which the distributed property is subject.

Effective Date:	as defined in the preamble.

Excess Company Asset Value:	as of any relevant date, the Company Asset Value reduced by the Unreturned Capital Contributions of all Members and the Undistributed Preferred Return of all Preferred Members.

Fair Market Value:

the cash price at which a willing seller would sell and a willing buyer would buy, both having full knowledge of the relevant facts and being under no compulsion to buy or sell, in an arm’s-length transaction without time constraints.  The Fair Market Value of any Marketable Securities that are, at the time of determination, listed for trading on a securities exchange, will be the Market Price of such Marketable Securities, and the Fair Market Value any other item (including any Marketable Securities that are not so listed) will be the fair market value thereof as determined in good faith by the Board or, if requested by Notice given by any Member, as determined by KPMG LLC, whose determination will be conclusive and binding.

Fiscal Year:

the fiscal and taxable year of the Company, including both 12-month and short fiscal or taxable years; until changed as provided in this Agreement, each Fiscal Year will begin on January 1 of each year and end on December 31 of such year, provided that the first Fiscal Year will begin on the date of this Agreement and the last Fiscal Year will end on the date on which Liquidation of the Company is completed.

GAAP:	generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

Indemnified Persons:	as defined in 9.1.

Initial Contribution:	the initial capital contribution made by a Member to the Company with respect to any Common Units or Preferred Units, as applicable, issued to such member, as described in Schedule 4.1.

Liberty Global, Liberty Programming, Liberty TWSTY, Liberty UK, Liberty UK Holdings and Liberty UPCOY:	as defined in the preamble.

Lien:	a mortgage, lien, pledge, collateral assignment, charge, title retention agreement, levy, execution, attachment, garnishment, security interest or other encumbrance.

Liquidation:	the process of winding up and terminating the Company after its Dissolution.

Losses:	as defined in 5.1.

Market Price:

for any security which is traded on a securities exchange, the average of the closing prices of such security on the principal exchange on which it is traded for a period of 10 trading days ending on the third trading day prior to the date on which the Market Price thereof is to be determined.

Marketable Securities:

[a] securities of Telewest Communications plc and UnitedGlobalCom, Inc. and [b] securities of any other corporation [i] which are listed on a national securities exchange in the United States of America or are authorized for inclusion in the Nasdaq National Market System, or are listed on the principal national securities exchange of Tokyo, London, Amsterdam or Paris, and [ii] which, for the six calendar months preceding any date of determination, had an average daily trading volume of $500,000 or more.

Member:	each Common Member and Preferred Member.

Notice:	any written notice actually delivered pursuant to 16.11 or deemed delivered pursuant to 16.12.

Overall Percentage Interest:

as to each Member, the percentage representing the total number of Preferred Units and Common Units held by such Member as compared to the total number of Units, Common and Preferred, owned by all Members, as initially set forth in Schedule 1.3 and as subsequently adjusted in accordance with this Agreement.

Overall Preferred Percentage Interest:

as to each Preferred Member, the percentage representing the total number of Preferred Units held by such Preferred Member as compared to the total number of Units, Common and Preferred, owned by all Members, as initially set forth in Schedule 1.3 and as subsequently adjusted in accordance with this Agreement.

Percentage Interest:

as to each Common Member, the percentage representing the number of Common Units owned by such Member as compared to the total number of Common Units owned by all Members, and as to each Preferred Member, the percentage representing the number of Preferred Units owned by such Member as compared to the total number of Preferred Units owned by all Members, in each case as initially set forth in Schedule 1.3 and as subsequently adjusted in accordance with this Agreement.

Person:	a natural person, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

Preferred Excess Asset Value:	as of any relevant date, the Excess Company Asset Value multiplied by the sum of the Overall Preferred Percentage Interests of all Preferred Members.

Preferred Liquidation Value:	with respect to each Preferred Member, as of any relevant date, an amount equal to whichever of the following is applicable:

[a]  if Excess Company Asset Value is positive, the sum of [i] such Preferred Member’s Undistributed Preferred Return, plus [ii] such Preferred Member’s Unreturned Capital Contributions, plus [iii] the Preferred Excess Asset Value multiplied by such Preferred Member’s Percentage Interest;

[b] if [i] Excess Company Asset Value is negative and [ii] Company Asset Value is positive but is less than the sum of all the Preferred Members’ Undistributed Preferred Return

and all the Members’ Unreturned Capital Contributions but equal to or greater than the sum of all Preferred Members’ Undistributed Preferred Return and Unreturned Capital Contributions, the sum of [A} such Preferred Member’s Undistributed Preferred Return, plus [B] such Preferred Member’s Unreturned Capital Contributions; or

[c]  if [i] Excess Company Asset Value is negative and [ii] Company Asset Value is positive but is less than the sum of all the Preferred Members’ Undistributed Preferred Return and all the Preferred Members’ Unreturned Capital Contributions, the Company Asset Value multiplied by such Preferred Member’s Percentage Interest.

Preferred Member:

Liberty Global, Liberty UPCOY, Liberty UK, Liberty UK Holdings, Liberty Programming and Liberty TWSTY and any successor to or Transferee of Preferred Units from any Preferred Member who is admitted as a Member pursuant to Article 13.

Preferred Return Amount:

as to each Preferred Member, an amount equal to three percent per annum, compounded annually, of such Preferred Member’s Unreturned Capital Contributions (taking into account any increase or decrease in the amount of such Unreturned Capital Contributions as of the date of such increase or decrease and any Distribution under 6.1[a] as of the date of such Distribution), calculated for the period beginning on the Effective Date and ending on the date on which such Preferred Member receives final liquidating Distributions under 12.3[c].

President:	as defined in 7.4[b].

Proceeding:	any threatened, pending, ongoing or completed action, suit or proceeding, whether formal or informal, and whether civil, administrative, investigative or criminal.

Profits:	as defined in 5.1.

Redemption Date:	as defined in 14.3[b].

Redemption Notice:	as defined in 14.3[b]

Redemption Price:	as defined in 14.3[a].

Regulations:	the Treasury Regulations (including temporary or proposed regulations) promulgated under the Code, as amended from time to time (including corresponding provisions of succeeding regulations).

Stockholders Agreement:	the Stockholders’ Agreement dated December 27, 2002 among Liberty Media Corporation, Liberty Media International, Inc., Liberty Holdings Europe, Inc. and BCI International Investments, LLC.

Tax Matters Partner:	as defined in 10.9.

Transfer:

a direct or indirect sale, exchange, assignment, transfer or other disposition of a Unit or any interest therein (other than the creation of a Lien on all or any part of a Unit), whether voluntary, involuntary or by operation of law.

Transferee:	a Person to whom a Unit is Transferred in compliance with this Agreement.

Transferor:	a Person who Transfers a Unit in compliance with this Agreement.

Undistributed Preferred Return:	as to any Preferred Member at any relevant date, such Preferred Member’s Preferred Return Amount, reduced by cumulative Distributions to such Preferred Member under 6.1[a] as of such date.

Unit:	as defined in 3.1.

Unreturned Capital Contribution:	as to any Member at any relevant date, such Member’s aggregate Capital Contributions, reduced by cumulative Distributions to such Member under 6.1[b] or 6.1[c], as applicable, as of such date.

Vote:

the action of the Members made in accordance with the voting requirements set forth in Article 7 or any other applicable provision of this Agreement, either at a meeting or by written consent without a meeting.

Withdrawal:	the occurrence of an event that terminates a Person’s membership in the Company, as provided in 11.2.

ARTICLE 2.              PURPOSES AND POWERS

2.1             Principal Purposes.  Subject to the provisions of this Agreement, the business and principal purposes of the Company are (a) to engage in any business carried on by its Members as of the Effective Date and to purchase, acquire or invest in any capital stock, membership interests, partnership interests or other equity interests in or securities of any entity involved in similar lines of business and (b) to do any and all other acts or things that may be incidental or necessary to carry on the business of the Company as contemplated by this Agreement.

2.2             Other Purposes.  The Company may engage in activities related or incidental to its principal purpose, as well as any other business or investment activity as may be approved by the unanimous Vote of the Members.  However, as provided in the Act, the Company may not engage in the business of granting policies of insurance, assuming insurance risks, issuing debt instruments for circulation as money or receiving deposits of money.

2.3             Powers.  Subject to the provisions of this Agreement, the Company has all the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to or for the furtherance of the purpose specified in Section 2.1 that are not expressly prohibited to the Company by applicable law.

ARTICLE 3.              UNITS

3.1             Classes of Units.  The ownership of the Company shall be divided into and represented by units (each, a “Unit”).  There shall be two classes of Units:  Common Units and Preferred Units.  References in this Agreement to “Units” shall include all Units outstanding as of the relevant date, without regard to class.  The maximum number of Common Units that the Company may issue is 790, and the maximum number of Preferred Units that the Company may issue is 210.  The Units owned on the Effective Date by each Member are set forth in Schedule 1.3.  Each time Units are issued, redeemed, cancelled or transferred, the Company shall attach a revised Schedule 1.3 to this Agreement and send a copy thereof to all Members.

3.2          Common Units.

[a]           Issuance.  The Company has originally issued a total of 790 Common Units to the initial Members in the amounts set forth in Schedule 1.3 in exchange for the Capital Contribution of each respective initial Member set forth in Schedule 4.1.

[b]           The holders of Common Units shall have the voting and economic rights set forth in the other Articles of this Agreement.

3.3          Preferred Units.

[a]           Issuance.  The Company has originally issued a total of 210 Preferred Units to the initial Members in the amounts set forth in Schedule 1.3 in exchange for the Capital Contribution of each respective initial Member set forth in Schedule 4.1.

[b]           The holders of Preferred Units shall have the voting and economic rights set forth in the other Articles of this Agreement.

ARTICLE 4.              CAPITAL OF THE COMPANY

4.1             Initial Contributions.  Contemporaneously with or prior to the execution of this Agreement, each initial Common Member and Preferred Member will make or shall have made the Capital Contribution (or Capital Contributions) to the Company contemplated to be made by such Member with respect to its respective Common Units and Preferred Units pursuant to the Contribution Agreement.  The agreed Fair Market Value of such contribution as specified in Schedule 4.1 will be credited to the applicable Member’s Capital Account with respect to such Common Units or Preferred Units, and such agreed Fair Market Value will be deemed to be the amount of such Member’s Initial Capital Contribution.

4.2             Additional Contributions.  Except as required by law, no Additional Contributions will be required or permitted to be made by any Member except upon the unanimous Vote of the Members.

4.3             Capital Accounts.  A Capital Account will be maintained for each Member and credited, charged and otherwise adjusted as required by § 704(b) of the Code and the § 704(b) Regulations.  Separate Capital Accounts will be maintained with respect to all Common Units and all Preferred Units held by each Member.  Each Member’s Capital Account with respect to each of the Common Units and Preferred Units held by such Member will be:

[a]           Credited with (i) the amount of money contributed by the Member as an Initial Contribution or an Additional Contribution, (ii) the Fair Market Value of assets contributed by the Member as an Initial Contribution or Additional Contribution (net of liabilities that the Company assumes or takes subject to), (iii) the Member’s allocable share of Profits and (iv) all other items properly credited to such Capital Account as required by the § 704(b) Regulations;

[b]           Charged with (i) the amount of money distributed to the Member by the Company, (ii) the Fair Market Value of assets distributed to the Member by the Company (net of liabilities that the Member assumes or takes subject to), (iii) the Member’s allocable share of Losses and (iv) all other items properly charged to such Capital Account as required by the § 704(b) Regulations; and

[c]           Otherwise adjusted as required by the § 704(b) Regulations.

Any unrealized appreciation or depreciation with respect to any asset distributed in kind will be allocated among the Members in accordance with the provisions of Article 4 as though such asset had been sold for its Fair Market Value on the date of Distribution and the Members’ Capital Accounts will be adjusted to reflect both the deemed realization of such appreciation or depreciation and the Distribution of such property.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the § 704(b) Regulations and will be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto.  The Members will cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with the § 704(b) Regulations, so long as such modifications do not cause a material change in the relative economic benefits of the Members under this Agreement.

4.4             Transfer.  If any Units are Transferred in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units will carry over to the Transferee.

4.5             Adjustments.  The Members intend to comply with the § 704(b) Regulations in all respects, and the Capital Accounts of the Members will be adjusted to the full extent that the § 704(b) Regulations may apply (including applying the concepts of qualified income offsets and minimum gain chargebacks).

4.6             Market Value Adjustments.  Appropriate Capital Account adjustments will be made upon any Transfer of any Units, including those that apply upon the constructive liquidation of the Company under § 708(b) of the Code, all in accordance with the § 704(b) Regulations.  Similarly, if optional basis adjustments are made under § 734 or § 743 of the Code, appropriate Capital Account adjustments will be made as required by the § 704(b) Regulations.

4.7             No Withdrawal of Capital.  Except as specifically provided in this Agreement, no Member will be entitled to withdraw all or any part of its Capital Contribution from the Company prior to the Company’s Dissolution and Liquidation or, when such withdrawal of capital is permitted, to demand a Distribution of property other than money or as otherwise provided in this Agreement.

4.8             No Interest on Capital.  No Member will be entitled to receive interest on such Member’s Capital Account or Capital Contribution.  The foregoing prohibition will not apply to any Distribution of the Preferred Return Amount to the Preferred Members.

4.9             No Drawing Accounts.  The Company will not maintain a drawing account for any Member.  All Distributions to Members will be governed by Article 6 (relating to Distributions not in Liquidation of the Company) and by Article 12 (relating to Liquidation).

ARTICLE 5.              PROFITS AND LOSSES

5.1             Determination.  The terms “Profits” and “Losses” mean, respectively, the net profits and losses of the Company determined for each Fiscal Year in accordance with the method of accounting adopted by the Company for federal income tax purposes, except that such net profit or loss will be determined (a) by including as an item of income any income that is exempt from taxation, (b) by deducting as an expense any expenditure of the Company not deductible in computing its taxable income and not properly chargeable to any Capital Account, or deemed not deductible in computing its taxable income and not properly chargeable to any Capital Account in accordance with the § 704(b) Regulations and (c) by calculating the gain, loss, depreciation and amortization on property that is reflected in the Capital Accounts at a book basis different from the basis of such property for federal income tax purposes based on the book basis of such property in accordance with the § 704(b) Regulations.  Any allocation of Profits or

Losses will be considered a pro rata allocation of each item entering into the computation of Profits and Losses.

5.2             Allocation of Profits and Losses Generally.  Except as provided in 5.3 through 5.12, Profits or Losses (or, to the extent required, items thereof) for each Fiscal Year will be allocated in the following order of priority:

[a]           First, Profits or Losses (or, to the extent required, items of income, gain, loss or deduction) will be allocated to each Preferred Member to cause, as nearly as possible, the balance in such Preferred Member’s Capital Account for its Preferred Units to equal such Preferred Member’s Preferred Liquidation Value;

[b]           Thereafter, any remaining Profits or Losses (or items of income, gain, loss or deduction) will be allocated to the Common Members, pro rata in proportion to their Percentage Interests.

5.3             Nonrecourse Deductions.  Losses attributable to any Company nonrecourse liability (for which no Member or related Person (within the meaning of the § 752 Regulations) bears the economic risk of loss) will be allocated in the same manner as Losses are allocated pursuant to 5.2(b), and Losses of the Company attributable to any Member nonrecourse liability (that is nonrecourse to the Company, but for which one or more Members or related Persons bear the economic risk of loss) will be allocated in accordance with the § 704(b) Regulations to those Members bearing (or who, because of their relationship to Persons who bear such economic risk of loss, are deemed to bear) the economic risk of loss for the liability.  The allocation of liabilities to a property, the determination of nonrecourse deductions, the effect of property revaluations and all other issues affecting the allocation of nonrecourse deductions will be determined in accordance with the § 704(b) Regulations.

5.4             Minimum Gain Chargeback.  Notwithstanding the general rule on allocation of Profits stated in 5.2, if there is a net decrease in Company minimum gain for any Fiscal Year, each Member will be allocated items of Profits for such year equal to such Member’s share of the net decrease in Company minimum gain.  If there is a net decrease in Member nonrecourse debt minimum gain for any Fiscal Year, each Member having a share of such minimum gain will be allocated items of Profits equal to such Member’s share of such net decrease in Company nonrecourse debt minimum gain.  The determination of net decreases in Company minimum gain and Member nonrecourse debt minimum gain, allocations of such net decreases, exceptions to minimum gain chargebacks and all other issues affecting the minimum gain chargeback requirements will be determined in accordance with the § 704(b) Regulations.

5.5             Tax Allocations.  Allocation of items of income, gain, loss and deduction of the Company for federal income tax purposes for a Fiscal Year will be allocated, as nearly as is practicable, in accordance with the manner in which such items are reflected in the allocations of Profits and Losses among the Members for such Fiscal Year.  To the extent possible, principles identical to those that apply to allocations for federal income tax purposes will apply for state and local income tax purposes.

5.6             Qualified Income Offset.  Notwithstanding any other provision of this Agreement to the contrary (except 5.4, which will be applied first), if in any Fiscal Year or other period a

Member unexpectedly receives an adjustment, allocation or Distribution described in the qualified income offset provisions of the § 704(b) Regulations, such Member will be specially allocated items of income in an amount and manner sufficient to eliminate, to the extent required by the § 704(b) Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible.

5.7             Limit on Loss Allocations.  Notwithstanding the provisions of 5.2 or any other provision of this Agreement to the contrary, Losses (or items thereof) will not be allocated to a Member if such allocation would cause or increase a Member’s Adjusted Capital Account Deficit and will be reallocated to the Members (other than any such Member to which the limitations of this 5.7 apply) in proportion to their Percentage Interests, subject to the limitations of this 5.7.

5.8             § 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under § 734(b) or § 743(b) of the Code is required to be taken into account in determining Capital Accounts under the § 704(b) Regulations, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under the § 704(b) Regulations.

5.9             Contributed Property.  All items of gain, loss and deduction with respect to property that is reflected in the Capital Accounts of the Members at a basis different from such property’s adjusted tax basis will be allocated, solely for tax purposes, among the Members to take into account the variation between the adjusted tax basis of the property and the basis reflected in the Member’s Capital Account according to the principles of the § 704(c) Regulations.  For example, if there is built-in gain with respect to certain property at the time of such property’s contribution to the Company, upon the Company’s sale of that property the pre-contribution taxable gain (as subsequently adjusted under the § 704(c) Regulations during the period such property was held by the Company) would be allocated to the contributing Member (and such pre-contribution gain would not again create a Capital Account adjustment because the property was credited to Capital Account upon contribution at its Fair Market Value).  Except as limited by the following sentence, the allocation of tax items with respect to § 704(c) property to Members that do not reflect a basis difference with respect to such property in their Capital Accounts will, to the extent possible, be equal to the allocation of the corresponding book items made to such Members with respect to such property.  All tax allocations made under this 5.10 will be made in accordance with § 704(c) of the Code, and the method of making such allocations will be determined by the Members, acting together.

5.10           Tax Credits.  To the extent that the federal income tax basis of an asset is allocated to the Members in accordance with the Regulations promulgated under § 46 of the Code, any tax credit attributable to such tax basis will be allocated to the Members in the same ratio as such tax basis.  With respect to any other tax credit, to the extent that a Company expenditure gives rise to an allocation of loss or deduction, any tax credit attributable to such expenditure will be allocated to the Members in the same ratio as such loss or deduction.  Consistent principles will apply in determining the Members’ interests in tax credits that arise from taxable or non-taxable receipts of the Company.  All allocations of tax credits will be made as of the time such credit arises.  Any recapture of a tax credit will be allocated, to the extent possible, to the Members in the same manner as the tax credit was allocated to them.  Except as otherwise specifically provided in the § 704(b) Regulations (such as the adjustments required when there is an upward or downward adjustment in the tax basis of investment credit property), allocations of tax credits and their recapture will not be reflected by any adjustment to Capital Accounts.

5.11           Allocation on Transfer.  If any Unit is Transferred during any Fiscal Year of the Company (whether by liquidation or Transfer of a Unit or otherwise), the books of the Company will be closed as of the effective date of Transfer.  The Profits or Losses attributed to the period from the first day of such Fiscal Year through the effective date of Transfer will be allocated to the Transferor and the Profits or Losses attributed to the period commencing on the day after the effective date of Transfer will be allocated to the Transferee.  In lieu of an interim closing of the books of the Company and with the agreement of the Transferor and the Transferee, the Company may allocate Profits and Losses for such Fiscal Year between the Transferor and the Transferee based on a daily proration of items for such Fiscal Year or any other reasonable method of allocation (including an allocation of extraordinary Company items, as determined by the Company, based on when such items are recognized for federal income tax purposes).

5.12           Tier Partnerships.  Rules similar to those stated in this Article will apply to the extent the Company is an owner of an interest in another Person that is classified as a partnership for federal income tax purposes, all in accordance with the § 704(b) Regulations.

ARTICLE 6.              DISTRIBUTIONS

6.1             Distributions Generally.  Except for Distributions incident to the Company’s Dissolution and Liquidation (which will be governed by 12.4), Available Cash will be distributed in the following order of priority:

[a]           First, Available Cash will be distributed to the Preferred Members, pro rata in proportion to their Percentage Interests, at such times and in such amounts as are determined by the Board, until the Undistributed Preferred Return of all Preferred Members as of the date of Distribution equals zero;

[b]           Second, any Available Cash in excess of the amounts distributed under 6.1[a] will be distributed to the Preferred Members, pro rata in proportion to their Percentage Interests, at such times and in such amounts as are determined by the Board, until the Unreturned Capital Contributions of all Preferred Members equal zero;

[c]           Third, any Available Cash in excess of the amounts distributed under 6.1[a] and 6.1[b] will be distributed to the Common Members, pro rata in proportion to their Percentage Interests, at such times and in such amounts as are determined by the Board, until the Unreturned Capital Contributions of all Common Members equal zero; and

[d]           Finally, any Available Cash in excess of the amount distributed under 6.1[a], 6.1[b] and 6.1[c] will be distributed to the Members, pro rata in proportion to their Overall Percentage Interests, at such times and in such amounts as are determined by the Board.

Notwithstanding the foregoing, [i] any Distributable Cash of the Company will be distributed to the Members in the order of priority set forth in the preceding provisions of this 6.1 within 10 days following receipt by the Company of such Distributable Cash and [ii] immediately prior to the liquidation of any Person that is a Member as of the Effective Date, the Company will use all reasonable commercial efforts to distribute to the Members, pro rata in proportion to their Overall Percentage Interests, sufficient cash and/or Marketable Securities to permit the Member being liquidated to make any distribution required under Section 5.1 of the Stockholders Agreement.

6.2             Payment.  All Distributions will be made to Members owning Units on the date of record, such date being the Business Day immediately preceding the date of Distribution, as reflected on the books of the Company.

6.3             Withholding.  If required by the Code or by state or local law, the Company will withhold any required amount from Distributions to a Member for payment to the appropriate taxing authority.  Any amount so withheld from a Member will be treated as a Distribution by the Company to such Member.  Each Member will timely file any agreement that is required by any taxing authority in order to avoid any withholding obligation that otherwise would be imposed on the Company.

6.4             Distribution Limitations.  Notwithstanding any other provision of this Agreement, the Company will not make any Distribution to the Members if, after the Distribution, the liabilities of the Company (other than liabilities to Members on account of their Units) would exceed the Fair Market Value of the Company’s assets.  With respect to any property that is subject to a liability for which the recourse of creditors is limited to the specific property, such property will be included in assets only to the extent the property’s Fair Market Value exceeds its associated liability, and such liability will be excluded from the Company’s liabilities.  Notwithstanding any other provision of this Agreement, the Company will not make a Distribution to any Member if such Distribution would cause or increase any Member’s Adjusted Capital Account Deficit.

ARTICLE 7.              MANAGEMENT

7.1             Management.  The Members intend that the management of the Company be structured in a manner that is as closely analogous as possible to a Delaware business corporation.  Accordingly, the authority to manage the Company shall be divided among [a] the Members, who shall generally have the same authority in the management of the Company as do the shareholders of a Delaware business corporation, subject to the express provisions of this Agreement, [b] a “Board of Directors” (the “Board” or the “Directors”) having the responsibilities and authority of the board of directors of a Delaware business corporation, subject to the express provisions of this Agreement, and [c] any “Officers” whom the Board shall decide to appoint, who shall be agents of the Company appointed by the Board to carry out its day-to-day operations and implement the policies established by the Board.  The Directors and Officers are not Managers.  The provisions of this Article 7 shall be construed in a manner that gives effect to the intent of the Members as expressed in this 7.1; provided, however, that the reference to Delaware business corporations is not intended and shall not be construed to subject the Company to any restriction or limitation, or to subject the Directors or Officers to any duty or liability, applicable to Delaware corporations or their directors or officers that is not otherwise applicable to a Delaware limited liability company or its managers or agents.

7.2          Members.

[a]           Action by Members.  Except as otherwise expressly provided in this Agreement, (i) all actions requiring the approval of the Members shall be deemed approved if Members owning more than 50% of the outstanding Units (or if the action requires the approval of a class of Members, by more than 50% of the outstanding Units in such class) as of the record date for the meeting or written consent Vote in favor of approval, (ii) all Units shall vote together as a single voting group, without distinction as to class, and (iii) each Unit shall have one vote.

[b]           Actions Requiring Concurrence of Both the Common Members and the Preferred Members, Acting Together.  In addition to any actions described elsewhere in this Agreement as requiring a majority or unanimous Vote of, or approval by, the Members, each of the actions set forth in Section 2.1 of the Stockholders Agreement (read as if each reference to a Subject Company were a reference to the Company and each reference to capital stock of such Subject Company were a reference to the Units of the Company) will be made only by the affirmative Vote of (i) the Common Members owning more than 50% of the outstanding Common Units and (ii) the Preferred Members owning more than 50% of the outstanding Preferred Units.

[c]           Meetings of Members.

[i]                                     Annual Meeting.  An annual meeting of the Members will be held on such date and at time as may be determined by the Board.  The purpose of the annual meeting is to review the Company’s operations for the preceding Fiscal Year, to elect Directors for the coming year and to transact such other business as may come before the meeting.  The failure to hold any annual meeting has no adverse effect on the continuance of the Company and all Directors shall continue in office until their successors are elected.

[ii]                                  Special Meetings.  Special meetings of the Members, for any purpose or purposes, may be called by the Board or by any Member or Members owning at least 10% of the Units then outstanding.

[iii]                               Place.  The person calling a meeting may designate the place of the meeting.  In the case of a meeting called by a Member or Members, the place so designated shall be in the Denver, Colorado metropolitan area, unless Members who own more than 50% of the Units then outstanding agree to a different place.  If no designation is made, the place of meeting will be the Company’s principal office in Colorado.

[iv]                              Notice.  Notice of any annual meeting or special meeting of the Members must be given not less than five days nor more than 30 days before the date of the meeting.  Such Notice must state the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called.

[v]                                 Waiver of Notice.  Any Member may waive, in writing, any Notice required to be given to such Member, whether before or after the meeting or other event to which such Notice relates.  Attendance by a Member at a meeting shall constitute a waiver of notice of the meeting, unless the Member attends the meeting for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.

[vi]                              Record Date.  For the purpose of determining Members entitled to Notice of and to vote at any meeting of Members, or to sign any written consent, the last Business Day before the day on which such Notice or consent is first transmitted to the Members will be the record date.  Any such determination of Members entitled to vote at any meeting of Members will apply to any adjournment of a meeting.

[vii]                           Quorum.  A quorum at any meeting of Members shall consist of Members who own more than 50% of the outstanding Units on the record date for the meeting.  Any meeting at which a quorum is not present may be adjourned to a specified place, day and hour without further Notice.

[viii]                        Proxies.  At any meeting of Members, a Member may vote in person or by written proxy.  A proxy must be signed by the Member or by a duly authorized attorney-in-fact and filed with the Company before or at the time of the meeting.  No proxy will be valid after eleven months from the date of its signing unless otherwise provided in the proxy.  Attendance at the meeting by the Member giving the proxy will revoke the proxy during the period of attendance.

[ix]                                Meetings by Telephone.  Any Member may participate in a meeting by means of conference telephone, video conference or similar communications equipment by which all Members participating in the meeting can hear each other at the same time.  Such participation will constitute attendance in person at the meeting and waiver of any required Notice.  At the request of any Member, the Company shall make arrangements to enable the Member to so participate in any meeting.

[d]           Action Without a Meeting.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members whose aggregate Units would enable them to approve the action at a meeting of the Members at which all Members were present and voted.  Action so taken is effective when sufficient Members approving the action have signed the consent, unless the consent specifies a different effective date.  If any action is taken by a written consent that is not signed by all Members, Notice of the action, accompanied by a copy of the written consent, shall be sent to each Member who did not sign.

[e]           Voting Agreements.  Any one or more of the Members may enter into a written agreement with respect to the exercise of their voting rights under this Agreement and any such agreement shall be binding and enforceable against the parties thereto and against the Company.  Upon presentation of such an agreement to the Company, the Company shall not accept or count any votes cast in contravention of such agreement.

7.3          Board of Directors.

[a]           Number.  The Board shall initially consist of three members.  The number of Directors may from time to time be changed upon the affirmative Vote of Members owning more than 50% of the outstanding Units.

[b]           Term.  Each Director shall serve until the next annual meeting of the Members following his or her election and until his or her successor is elected.  Any Director may resign at any time by Notice to the Company.

[c]           Election of Directors.  At each annual meeting of Members (or by written consent in lieu of an annual meeting pursuant to 7.2(d)), the Members shall elect Directors for the ensuing year.  All Directors shall be elected by the Members by plurality Vote (i.e., the candidates receiving the highest number of votes shall be elected).  Cumulative voting shall not be permitted in the election of Directors.  A Director may be removed at any time, with or without cause, by affirmative Vote of Members owning more than 50% of the outstanding Units.  Any vacancy resulting from the death, resignation or removal of a Director shall be filled by a Vote of the Members owning more than 50% of the outstanding Units.

[d]           Voting; Quorum; Required Vote for Action.  Unless otherwise required by the provisions hereof,

[i]                                     each Director shall have one vote;

[ii]                                  the presence at a meeting of the Board of a majority of the Directors then in office shall constitute a quorum at any such meeting for the transaction of business; and

[iii]                               the act of a majority of the Directors present at a meeting at which a quorum is present shall constitute the act of the Board.

[e]           Meetings; Action Without Meeting.  Regular meetings of the Board may be held at such times and places as shall be designated from time to time by resolution of the Board.  Notice of such regular meetings shall not be required.  Special meetings of the Board may be called by any Director, on at least 48 hours’ prior written or oral notice to the other Directors.  Any such notice, or waiver thereof, need not state the purpose of the meeting.  Attendance of a Director at a meeting shall constitute a waiver of notice of the meeting, except where the Director attends the meeting for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by a majority of the Directors constituting the full Board (including any vacancies that may then exist).  Any Director may participate in a meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and such participation shall constitute attendance in person at the meeting.  At the request of any Director, the Board shall make arrangements to enable the Director to so participate in any meeting.  The Company shall reimburse Directors for reasonable expenses incurred in attending meetings.

[f]            Alternates.  Any Director may appoint an alternate to attend any meeting or cast any vote by written consent.  An alternate so appointed may act at the meeting or in the matter to which the appointment relates as fully as the Director making the appointment could do.  The other Directors participating in the meeting or the vote by written consent shall be entitled to require reasonable evidence of the fact and scope of the appointment.

[g]           Compensation.  No compensation shall be paid to any Director for serving in such capacity.

7.4          Officers.

[a]           Authority.  The Officers shall have the authority ordinarily associated with their respective offices in a Delaware business corporation.  The Board of Directors may limit or expand the authority of any Officer.  The Officers shall operate the Company in accordance with the budgets and policies from time to time adopted by the Board.

[b]           President.  The Board of Directors may appoint a president of the Company (the “President”).  Subject to the direction of the Board of Directors, if so appointed the President shall be the chief executive officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company and its other Officers, employees and agents, and shall supervise generally the affairs of the Company.  The President shall exercise such other powers and perform such other duties as may be assigned to him or her by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

[c]           Other Officers.  The Board may appoint one or more Vice Presidents and such other Officers as it deems appropriate from time to time and shall determine and may from time to time modify the title and responsibilities of each such Officer.

[d]           Removal; Resignation.  Officers shall serve at the pleasure of the Board and may be removed at any time by the Board, with or without cause.  Any Officer may resign at any time.  The removal or resignation of an Officer shall be without prejudice to the rights of the Officer or the Company under any written employment agreement between them.

7.5             No Resignation or Retirement.  No Member will voluntarily resign from or retire from the Company, except by a Transfer permitted under 13.1 or following Dissolution and Liquidation of the Company.  If any such voluntary resignation or retirement occurs in contravention of this Agreement, the withdrawing Member will, without further act, become an assignee of such Member’s Units (with the limited rights of an assignee as set forth in the Act).

ARTICLE 8.              LIABILITY OF A MEMBER

8.1             Limited Liability.  Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company (whether arising in contract, tort or otherwise) will be solely the debts, obligations and liabilities of the Company, and no Member (or former Member) of the Company is liable or will be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status.  No Director, individual trustee, officer, director, employee or agent of any Member will have any personal liability for the performance of any obligation of such Member under this Agreement.

8.2             Capital Contribution.  Each initial Member is liable to the Company for (a) the Initial Contribution agreed to be made under 4.1 and (b) subject to 8.3, any Capital Contribution or Distribution that has been wrongfully or erroneously returned or made to such Person in violation of the Act, the Certificate or this Agreement.

8.3             Capital Return.  Any Member who has received the return of all or any part of such Member’s Capital Contribution will have no liability to return such Distribution to the Company after the expiration of three years from the date of such Distribution unless Notice of an obligation to return is given to such Person within such three-year period; provided that if such return of capital has occurred without violation of the Act, the Certificate or this Agreement, the three-year obligation to return capital will apply only to the extent necessary to discharge the Company’s liability to its creditors who reasonably relied on such obligation in extending credit prior to such return of capital.

8.4             Reliance.  Any Member will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements by (a) any of the Company’s other Members, employees or committees or (b) any other Person who has been selected with reasonable care as to matters such Member reasonably believes are within such other Person’s professional or expert competence.  Matters as to which such reliance may be made include the value and amount of assets, liabilities, Profits and Losses of the Company, as well as other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be made.

ARTICLE 9.              INDEMNIFICATION

9.1             General.  To the full extent permitted by law, the Company will indemnify, defend and hold harmless each Member (and each such Member’s, shareholders, directors, officers, partners, members, employees, Affiliates and agents), each Director and each Officer of the Company (collectively, “Indemnified Persons”) from and against any and all claims, damages, causes of action, losses, expenses (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by such Indemnified Person) and liabilities (collectively, “Damages”) arising from or in connection with the business or affairs of the Company, the preservation of the business and property of the Company or the defense or disposition of any claim, demand or Proceeding in which such Indemnified Person may be involved or with which such Indemnified Person may be threatened to be involved, as a party or otherwise because such Person was a Member, Director or Officer (or was a shareholder, director, officer, partner, member, employee, Affiliate or agent of a Member) or acted or failed to act with respect to the business or affairs of the Company if (a) such Person acted in good faith, (b) such Person reasonably believed that its conduct in an official capacity was in the Company’s best interests or, if the conduct was not in an official capacity, that its conduct was at least not opposed to the Company’s best interests and (c) such Person, in the case of any criminal Proceeding, had no reasonable cause to believe its conduct was unlawful.  The termination of any action or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available under this Agreement.

9.2             Exception.  Notwithstanding the general rule stated in 9.1, the Company will not indemnify any Person in connection with (a) any Proceeding by or in right of the Company in which such Person was adjudged liable to the Company, or (b) in connection with any Proceeding charging improper personal benefit to such Person (or another Person of which such Person is or was a shareholder, director, officer, partner, member, employee or agent) (whether or not involving action in an official capacity) in which such Person was adjudged liable on the basis that personal benefit was improperly received.

9.3             Expense Advancement.  With respect to the reasonable expenses incurred by an Indemnified Person who is a party to a Proceeding, the Company may provide funds to such Person (and, in the case of a Member, to the shareholders, directors, officers, partners, members, employees, Affiliates and agents of such Person) in advance of the final disposition of the Proceeding if (a) such Person furnishes the Company with such Person’s written affirmation of a good-faith belief that it has met the standard of conduct described in 9.1, (b)  such Person agrees in writing to repay the advance if it is determined that it has not met such standard of conduct and (c) the Company determines that, based on then known facts, indemnification is permissible under this Article.

9.4             Insurance.  The indemnification provisions of this Article do not limit any Person’s right to recover under any insurance policy maintained by the Company.  If, with respect to any loss, damage, expense or liability described in 9.1, any Person receives an insurance policy indemnification payment that, together with any indemnification payment made by the Company, exceeds the amount of such loss, damage, expense or liability, then such Person will immediately repay such excess to the Company.

9.5             Indemnification of Others.  To the same extent that the Company will indemnify and advance expenses to a Member, the Company may indemnify and advance expenses to any employee or agent of the Company.  In addition, the Company, in its discretion, may indemnify and advance expenses to any employee or agent to a greater extent than a Member.

9.6             Exculpation.  No Indemnified Person shall be liable to the Company or any other Member for any Damages incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the applicable Member, Director or Officer by this Agreement, except that an Indemnified Person shall be liable to the Company for any such Damages incurred by reason of such Indemnified Person’s willful misconduct.

9.7             Rights Not Exclusive.  The rights accruing to each Indemnified Person under this Article 9 shall not exclude any other right to which such Indemnified Person may be lawfully entitled.

ARTICLE 10.           ACCOUNTING AND REPORTING

10.1           Fiscal Year.  For income tax and accounting purposes, the fiscal year of the Company will be the Fiscal Year.

10.2           Accounting Method.  For income tax and accounting purposes, the Company will use the accrual method of accounting, unless otherwise required by the Code.  The Tax Matters Partner will have the authority to adopt all other accounting methods for tax purposes.

10.3           Tax Elections.  The Tax Matters Partner will have the authority to make such tax elections, and to revoke any such election, as the Tax Matters Partner may from time to time determine.  Notwithstanding the preceding sentence, following any Transfer (within the meaning of § 754 of the Code) of a Unit, the Tax Matters Partner will make the election under § 754 of the Code upon the affirmative Vote of Members owning more than 50% of the outstanding Units.

10.4           Returns.  At the expense of the Company, the Tax Matters Partner will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code, as well as all other tax returns required in each jurisdiction in which the Company does business.

10.5        Unaudited Financial Statements.  Within 90 days after the end of each fiscal quarter and within 120 days after the end of each Fiscal Year, the Company will furnish the Members with unaudited financial statements prepared by the Company’s accountants in accordance with the method of accounting adopted by the Company for federal income tax purposes.  Such unaudited financial statements will contain a balance sheet as of the end of the fiscal quarter or Fiscal Year and statements of income, changes in the Capital Accounts and cash flow for the fiscal quarter or Fiscal Year then ended.  The Company will also furnish to the Members any monthly financial statements and reports that are prepared for the Board.

10.6        Books and Records.

[a]           The following books and records of the Company will be kept at its principal office:  (i) a current list of the full name and last known business, residence or mailing address of each Member; (ii) originals of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed); (iii) a copy of the Company’s federal, state and local income tax returns and reports and annual financial statements of the Company, for the six most recent years; and (iv) minutes, or minutes of action or written consent, of every meeting of Members of the Company and the Board.

[b]           The Company will maintain at its own expense, and keep at its principal office, true and accurate books of account in accordance with the method of accounting adopted by the Company for federal income tax purposes and the reasonable and customary business practices of business enterprises similarly situated to the Company.

10.7        Information.

[a]           Each Member has the right, from time to time and upon reasonable demand for any purpose reasonably related to such Person’s interest as a Member of the Company, to obtain from the Company:  (i) a current list of the full name and last known business, residence or mailing address of each Member; (ii) a copy of the Certificate and of this Agreement, as amended (as well as any signed powers of attorney pursuant to which any such document was executed); (iii) a copy of the Company’s federal, state and local income tax returns and reports and annual financial statements of the Company, for the six most recent years; (iv) minutes, or minutes of action or written consent, of every meeting of the Members of the Company and the Board; and (v) true and full information regarding the amount of money and a description and statement of the agreed value of any other property or services contributed or to be contributed by each Member, and the date on which each became a Member.

[b]           The Members will cause the Company to provide to each Member [i] not more than ten days following the end of the fiscal quarter, an estimate of any taxable income or gain to be allocated to such Member for such fiscal quarter and [ii] not more than 135 days after each Fiscal Year end, such information for such Fiscal Year as the Member reasonably requires to prepare tax returns or reports required to be filed by it or one or more of its Affiliates, including federal and state tax information and projections and estimates.

10.8           Banking.  The Company may establish and maintain one or more accounts or safe deposit boxes at banks or other financial institutions.  The Company may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Company deems advisable.  No funds of the Company will be commingled with funds of any Member or any other Person.

10.9           Tax Matters; Tax Matters Partner.  Until further action by the Company,  Liberty Global (or any Transferee of a majority of the Common Units owned by such Member) is designated as the Tax Matters Partner under § 6231(a)(7) of the Code.  The Tax Matters Partner will take no action that is reasonably expected to have a material adverse effect on one or more of the Members unless such action is approved by the unanimous Vote of the Members.  The Tax Matters Partner will be responsible for notifying all Members of ongoing tax Proceedings, both administrative and judicial, and will represent the Company throughout any such Proceeding.  The Members will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members.  If an administrative Proceeding with respect to a partnership item under the Code has begun, and the Tax Matters Partner so requests, each Member will notify the Tax Matters Partner of its treatment of any partnership item on its federal income tax return, if any, which is inconsistent with the treatment of that item on the partnership return for the Company.  Any settlement agreement with the Internal Revenue Service will be binding upon the Members only as provided in the Code.  The Tax Matters Partner will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent.  Any Member who enters into a settlement agreement with respect to any partnership item will notify the other Members of such settlement agreement and its terms within 30 days after the date of settlement.  If the Tax Matters Partner does not file a petition for readjustment of the partnership items in the Tax Court, federal District Court or Claims Court within the 90-day period following a notice of a final partnership administrative adjustment, any notice partner or 5-percent group (as such terms are defined in the Code) may institute such action within the following 60 days.  The Tax Matters Partner will timely notify the other Members in writing of its decision.  Any notice partner or 5-percent group will notify the other Members of its filing of any petition for readjustment.

10.10        Classification of Company as Partnership for Tax Purposes, Not State Law.  The Company will be classified as a partnership for federal (and, as appropriate, state and local) income tax purposes.  This characterization, solely for tax purposes, does not create or imply a general partnership or limited partnership among the Members for state law or any other purpose.  Instead, the Members acknowledge the status of the Company as a limited liability company formed under the Act.

ARTICLE 11.           DISSOLUTION

11.1           Dissolution.  Dissolution of the Company will occur upon the happening of any of the following events:

[a]           The sale or other disposition of all or substantially all of the Company’s assets;

[b]           An event of Withdrawal (as defined in 11.2) of a Member, if the remaining Members make an election to dissolve the Company in accordance with 11.3;

[c]           The affirmative Vote of Members owning more than 50% of the outstanding Units;

[d]           The Withdrawal of the sole remaining Member; or

[e]           Entry of a decree of judicial dissolution under the Act.

11.2           Events of Withdrawal.  An event of Withdrawal of a Member occurs when any of the following occurs:

[a]           With respect to any Member, upon the Transfer of all of such Member’s Units (which Transfer is treated as a resignation);

[b]           With respect to any Member, upon the voluntary Withdrawal (including any resignation or retirement in contravention of 7.5) of the Member;

[c]           With respect to any Member that is a trust, upon termination of the trust;

[d]           With respect to any Member, the Bankruptcy of the Member; or

[e]           Any other event that terminates the continued membership of a Member in the Company.

Notwithstanding the foregoing, no Event of Withdrawal shall occur

[i]                                     Upon any change in organizational form of any Member;

[ii]                                  With respect to any Member that is a corporation, upon the dissolution or liquidation of the corporation;

[iii]                               With respect to any Member that is a partnership, a limited liability company or a similar entity, upon dissolution or liquidation of such entity.

Within 10 days after the occurrence of any event of Withdrawal with respect to a Member, such Member will give Notice of the date and the nature of such event to the Company.  Any Member failing to give such Notice will be liable in damages for the consequences of such failure as otherwise provided in this Agreement.

11.3           Continuation.  Except in the case of 11.1[d], in the event of Withdrawal of a Member, the Company will be continued, without Dissolution, unless within 90 days following the occurrence of such event, there is an affirmative Vote to dissolve the Company by Members owning  more than 50% of the remaining outstanding Units.  If the Company is so continued, with respect to any Member as to which an event of Withdrawal has occurred, such Member or such Member’s Transferee (other than a Transferee who receives Units in a Transfer permitted under 13.1) or other successor-in-interest (as the case may be) will, without further act, become an assignee of such Units (with the limited rights of an assignee as set forth in the Act, unless admitted as a substitute Member by the unanimous Vote of Members other than the withdrawing Member).

ARTICLE 12.           LIQUIDATION

12.1        Liquidation.  Upon Dissolution of the Company, the Company immediately will proceed to wind up its affairs and liquidate pursuant to this 12.1.  If there is only one remaining Member, that Member will act as the liquidating trustee.  Otherwise, any Person appointed by the affirmative Vote of Members owning more than 50% of the outstanding Units will act as the liquidating trustee.  The Liquidation of the Company will be accomplished in a businesslike manner as determined by the liquidating trustee.  A reasonable time will be allowed for the orderly Liquidation of the Company and the discharge of liabilities to creditors so as to enable the Company to minimize any losses attendant upon Liquidation.  Any gain or loss on disposition of any Company assets in Liquidation will be allocated to Members in accordance with the provisions of Article 5.  Any liquidating trustee is entitled to reasonable compensation for services actually performed, and may contract for such assistance in the liquidating process as such Person deems necessary or desirable.  Until the filing of a certificate of cancellation under 12.8, and without affecting the liability of the Members and without imposing liability on the liquidating trustee, the liquidating trustee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make Distributions in accordance with the priorities set forth in this Article.

12.2           Tax Termination.  In addition to termination of the Company following its Dissolution, a termination of the Company will occur, for federal income tax purposes only, on the date the Company is terminated under § 708(b)(1) of the Code.  Under current law, events causing such a termination include the sale or exchange of 50% or more of the total interest in the capital and profits of the Company within a 12 month period.  Upon the occurrence of a termination under § 708(b)(1) of the Code, the Company will be deemed to contribute all of its assets and liabilities to a new partnership for tax purposes in exchange for an interest in such partnership and, immediately thereafter, to distribute interests in the new partnership to the Members in complete liquidation of the Company.  All adjustments and computations will be made under this Agreement as if the constructive transactions had actually occurred, and the Capital Accounts of the Members in such new tax partnership will be determined and maintained in accordance with the § 704(b) Regulations.

12.3           Priority of Payment.  The assets of the Company will be distributed in Liquidation in the following order:

[a]           First, to creditors by the payment or provision for payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by any Member or any Affiliate of a Member) and the expenses of Liquidation, including the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company;

[b]           Second, to the repayment of any loans to the Company that may have been made by any Member or any Affiliate of a Member (according to the relative priority of repayment of such loans and proportionally among loans of equal priority if the amount available for repayment is insufficient for payment in full);

[c]           Third, to the Preferred Members in proportion to the positive balances in their respective Capital Accounts for their Preferred Units after such Capital Accounts have been adjusted for all allocations of Profits and Losses and items thereof for the Fiscal Year during which such Liquidation occurs; and

[d]           Fourth, to the Common Members in proportion to the positive balances in their respective Capital Accounts for their Common Units after such Capital Accounts have been adjusted for all allocations of Profits and Losses and items thereof for the Fiscal Year during which such Liquidation occurs.

12.4           Liquidating Distributions.  If the Company is not continued pursuant to 11.3, liquidating Distributions will be made by distributing the assets of the Company in kind to the Members in proportion to the amounts distributable to them pursuant to 12.3, valuing such assets at their Fair Market Value (net of liabilities secured by such property that the Member takes subject to or assumes) on the date of Distribution.  Notwithstanding the preceding sentence, but only upon the affirmative Vote of Members owning more than 50% of the outstanding Units, liquidating Distributions may be made by selling the assets of the Company and distributing the net proceeds.  Each Member agrees to save and hold harmless the other Members from such Member’s proportionate share of any and all such liabilities that are taken subject to or assumed.  Appropriate and customary prorations and adjustments will be made incident to any Distribution in kind.  The Members will look solely to the assets of the Company for the return of their Capital Contributions, and if the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return such contributions, they will have no recourse against any other Member.  The Members acknowledge that 12.3 may establish Distribution priorities on Liquidation different from those set forth in the Act, as in effect at the time of any Distribution; and, in such event, it is the Members’ intention that the provisions of 12.3 shall control, to the extent possible.

12.5           No Restoration Obligation.  Except as otherwise specifically provided in 8.2 and 8.3, nothing contained in this Agreement imposes on any Member an obligation to make an Additional Contribution in order to restore a deficit Capital Account upon Liquidation of the Company.

12.6           Timing.  Final Distributions in Liquidation (except in the case of a constructive Liquidation under 12.2) will be made by the later of (a) the date that all necessary consents from any governmental authorities or third parties are obtained to make an in kind Distribution of any assets, or (b) the end of the Company’s Fiscal Year in which such actual Liquidation occurs (or, if later, within 90 days after such event) in the manner required to comply with the § 704(b) Regulations.  Payments or Distributions in Liquidation may be made to a liquidating trust established by the Company for the benefit of those entitled to payments under 12.3, in any manner consistent with this Agreement and the § 704(b) Regulations.

12.7           Liquidating Reports.  A report will be submitted with each liquidating Distribution to Members made pursuant to 12.4, showing the collections, disbursements and Distributions during the period that is subsequent to any previous report.  A final report, showing cumulative collections, disbursements and Distributions, will be submitted upon completion of the Liquidation.

12.8           Certificate of Cancellation.  Upon Dissolution of the Company and the completion of the winding up of its business, the Company will file a certificate of cancellation (to cancel the Certificate of Formation) with the Delaware Secretary of State pursuant to the Act.  At such time, the Company will also file an application for withdrawal of its certificate of authority in any jurisdiction where it is then qualified to do business.

ARTICLE 13.           TRANSFER RESTRICTIONS

13.1           General Rule.  No Member may Transfer all or any part of such Member’s Units in any manner whatsoever to any Person except for [a] a Transfer of such Member’s Units to any of its equity owners in connection with the liquidation of such Member and, thereafter, [b] any Transfer of Units permitted under the Stockholders Agreement, in each case subject to satisfaction of the conditions set forth in 13.2 below.  Any Transferee of Units in a Transfer that complies with the first sentence of this 13.1 automatically shall become a substitute Member of the Company.  Any attempted Transfer of Units that does not comply with the first sentence of this 13.1 shall be null and void.

13.2           General Conditions on Transfer.   No Transfer of a Unit will be effective unless all the conditions set forth below are satisfied:

[a]           Unless waived by each nontransferring Member, the Transferor signs and delivers to the Company an undertaking in form and substance satisfactory to the Company to pay all reasonable expenses incurred by the Company in connection with the Transfer (including reasonable fees of counsel and accountants and the costs to be incurred with any additional accounting required in connection with the Transfer, and the cost and fees attributable to preparing, filing and recording such amendments to the Certificate or other organizational documents or filings as may be required by law);

[b]           Unless waived by each nontransferring Member, the Transferor delivers to the Company (i) an opinion of counsel for the Transferor reasonably satisfactory in form and substance to the Company to the effect that, assuming the accuracy of the statement of the Transferee described in (ii) below, the Transfer of the Units as proposed does not violate requirements for registration under applicable federal and state securities laws and (ii) a statement of the Transferee in form and substance reasonably satisfactory to the Company making appropriate representations and warranties with respect to compliance with the applicable federal and state securities laws and as to any other matter reasonably required by the Company;

[c]           The Transferor signs and delivers to the Company a copy of the assignment of the Units to the Transferee (substantially in the form of the attached Exhibit A), which assignment will provide that the Transferor will continue to be liable for the performance of its liabilities under this Agreement; and

[d]           The Transferee signs and delivers to the Company an agreement (substantially in the form of the attached Exhibit B) to be bound by this Agreement.

The Transfer of the Units will be effective as of 12:01 a.m. (Mountain Time) on the first day on which all of the above conditions have been satisfied.  The Company will amend Schedule 1.3 as of the effective time of any Transfer of any Units to reflect the new Percentage Interests.

13.3           Security Interest.  Any pledge of Units pursuant to a bona fide loan transaction or any hedging transaction affecting all or any part of a Member’s Units will not in itself constitute a Transfer hereunder or cause the Member to cease to be a Member provided that [a] the Member owning such Units gives Notice to the other Members of such pledge or hedge at least ten days prior to effecting it and [b] the pledgee or counterparty to the hedging transaction, as applicable, agrees in writing to be bound by and comply with all provisions of this Agreement applicable to the Member effecting such pledge or hedge.  Subsequent to any Transfer of a Member’s Units to its equity owners in connection with the liquidation of such Member, any Transfer of title to or beneficial interest in such Units to a pledgee or counterparty will be subject to the right of first refusal in the other Members as provided under Section 3.5 of the Stockholders Agreement.  In no event will any pledgee or counterparty be entitled to exercise any rights of a Member under this Agreement (unless and until such Person is admitted as a substitute Member upon the unanimous Vote of Members other than the Member who effected such pledge or hedge or, with respect to any Units that previously were Transferred to a Member’s equity owners in connection with the liquidation of such Member, following compliance with the right of first refusal procedure of Section 3.5 of the Stockholders Agreement), and such pledgee or counterparty may look only to such Member for the enforcement of any of its rights as a creditor.  In no event will the Company have any liability or obligation to any Person by reason of the Company’s payment of a Distribution to any pledgee or counterparty as long as the Company makes such payment in reliance upon written instructions from the Member to whom such Distributions would be payable.  Any pledgee or counterparty who has not been admitted as a substitute Member will be entitled, with respect to the pledge or hedge, only to the allocations and Distributions to which the assigning Member would be entitled under this Agreement, and only if, as and when such allocations and Distributions are made by the Company, and to receive any necessary tax reporting information.  Neither the Company nor any Member will owe any fiduciary duty of any nature to a pledgee or counterparty.  Each Unit shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and Colorado and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

ARTICLE 14.           CERTAIN BUSINESS MATTERS

14.1           Other Business Ventures.  Except as otherwise expressly provided in this Agreement, each Member and its Affiliates may engage in or possess interests in other businesses or ventures of any nature or description, without regard to whether such businesses or ventures are or may be deemed to be competitive in any way with the business of the Company or of any Person in which the Company holds an equity interest.  No Member will have any obligation to offer any business or investment opportunity to the Company.

ARTICLE 15.           PREEMPTIVE RIGHTS

15.1        Grant of Preemptive Rights.  If the Company proposes to issue any Common Units or Preferred Units or other equity securities of the Company that are convertible into or exchangeable or exercisable for Common Units or Preferred Units or other equity securities of the Company or rights or warrants to subscribe for or purchase any Common Units or Preferred Units or other equity securities of the Company or securities of the Company that are convertible into or exchangeable or exercisable for Common Units or Preferred Units or other equity securities of the Company, the Company shall promptly provide Notice of such issuance to the holders of Common Units and Preferred Units, which Notice shall specify the type and amount of securities to be issued and the consideration (stated as an amount in dollars) to be received by the Company therefor.  Each holder of Common Units and Preferred Units shall have the right to purchase a number of such securities equal to the product of (i) the number of securities proposed to be sold and issued and (ii) a fraction, the numerator of which is the number of outstanding Common Units and/or Preferred Units then held by such holder and the denominator of which is the aggregate number of Common Units and Preferred Units outstanding prior to such issuance and sale (assuming the conversion, exercise or exchange of all securities that are convertible into or exercisable or exchangeable for such securities) prior to the issuance of such additional securities.

15.2           Procedures.  Any holder of Common Units or Preferred Units wishing to exercise the preemptive right granted in this Article shall provide Notice of its election to do so (an “Election Notice”) within ten days after receipt of the Company’s notice provided pursuant to 15.1, which Election Notice shall constitute such holder’s irrevocable offer to purchase for cash the amount of securities determined pursuant to the formula described in 15.1 at the price stated in the Company’s Notice.  If all securities being offered are not fully subscribed for by the holders of the Common Units and the Preferred Units, the remaining securities not so subscribed for shall be reoffered to the remaining holders, except that the remaining holders must exercise their preemptive rights within five days after receipt of such reoffer.  The Company shall within 20 days after the date of its Notice tender securities purchased pursuant to Election Notices for delivery at its principal place of business (or as otherwise agreed by the parties) against payment by the purchaser of the purchase price therefore, and upon issuance such securities shall be fully paid and non-assessable.

15.3        Sale by the Company.  The Company shall be entitled to sell the securities the holders of Common Units and Preferred Units elect not to purchase within the periods specified in 15.2.  The Company shall have 90 days thereafter to sell the offered securities not elected to be purchased by such holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s Notice.  In the event the Company has not sold the securities within said 90-day period, the Company shall not thereafter issue or sell any of such securities without first reoffering such securities to each holder of Common Units or Preferred Units in the manner provided above.

ARTICLE 16.           GENERAL PROVISIONS

16.1           Amendment.  This Agreement may be amended only upon the unanimous Vote of the Members.  Any amendment will become effective upon such affirmative Vote, unless otherwise provided.  Notice of any proposed amendment must be given at least five days in advance of the meeting at which the amendment will be considered (unless the Vote is evidenced by duly signed minutes of action or written consent).  Any duly adopted amendment to this Agreement is binding on, and inures to the benefit of, each Person who holds a Unit at the time of such amendment, without the requirement that such Person sign the amendment or any republication or restatement of this Agreement.

16.2           Representations.  Each Member hereby represents and warrants to each other Member that, as of the signing of this Agreement:

[a]           Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized, and is a United States Person;

[b]           Such Member has full power and authority as a corporation or limited liability company to enter into and perform its obligations under this Agreement;

[c]           All actions on the part of such Member necessary to authorize the signing and delivery of this Agreement, and the performance by such Member of its obligations hereunder, have been duly taken;

[d]           This Agreement has been duly signed and delivered by a duly authorized officer or other representative of such Member and constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion;

[e]           No consent or approval of any other Person is required in connection with the signing, delivery and performance of this Agreement and the Contribution Agreement by such Member; and

[f]            The signing, delivery and performance of this Agreement and the Contribution Agreement do not violate the organizational documents of such Member or any material agreement to which such Member is a party or by which such Member is bound.

16.3           Unregistered Interests.  Each Member (a) acknowledges that the Units are being offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law, (b) represents and warrants that such Member is acquiring the Units for such Member’s own account, for investment, and without a view to the distribution of the Units, and (c) agrees not to Transfer, or to attempt to Transfer, all or any part of its Units without registration under the Securities Act of 1933, as amended, and any applicable state securities laws, unless the Transfer is exempt from such registration requirements.

16.4           Waiver of Alternative Withdrawal Rights.  Each Member hereby waives and renounces any alternative rights that might otherwise be provided by law upon the Withdrawal of such Person and accepts the provisions under this Agreement as such Person’s sole entitlement upon the happening of such event.

16.5           Waiver of Partition Right.  Each Member hereby waives and renounces any right that it might otherwise have prior to Dissolution and Liquidation to institute or maintain any action for partition with respect to any property held by the Company.

16.6           Waivers Generally.  No course of dealing will be deemed to amend or discharge any provision of this Agreement.  No delay in the exercise of any right will operate as a waiver of such right.  No single or partial exercise of any right will preclude its further exercise.  A waiver of any right on any one occasion will not be construed as a bar to, or waiver of, any such right on any other occasion.

16.7           Equitable Relief.  If any Member proposes to Transfer all or any part of its Units in violation of the terms of this Agreement, the Company or any Member may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed Transfer, and the Company or any Member may institute and maintain any action or Proceeding against the Person proposing to make such Transfer to compel the specific performance of this Agreement.  Any attempted Transfer in violation of this Agreement is null and void, and of no force and effect.  The Person against whom such action or Proceeding is brought hereby irrevocably waives the claim or defense that an adequate remedy at law exists, and such Person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

16.8           Remedies for Breach.  The rights and remedies of the Members set forth in this Agreement are neither mutually exclusive nor exclusive of any right or remedy provided by law, in equity or otherwise, and all legal remedies (such as monetary damages) as well as all equitable remedies (such as specific performance) will be available for any breach or threatened breach of any provision of this Agreement.

16.9           Costs.  If the Company or any Member retains counsel for the purpose of enforcing or preventing the breach or any threatened breach of any provisions of this Agreement or for any other remedy relating to it, then the prevailing party will be entitled to be reimbursed by the nonprevailing party for all costs and expenses so incurred (including reasonable attorney’s fees, costs of bonds and fees and expenses for expert witnesses.

16.10        Counterparts.  This Agreement may be signed in multiple counterparts, the signature pages of which may be detached and reattached to another identical counterpart.  Each counterpart will be considered an original instrument, but all of them in the aggregate will constitute one agreement.

16.11        Notice.  All Notices under this Agreement will be in writing and will be either delivered or sent addressed as follows: (a) if to the Company, at the Company’s principal office in Englewood, Colorado, and (b) if to any Member, at such Person’s address as then appearing in the records of the Company.  In computing time periods, the day Notice is given will be included.

16.12        Deemed Notice.  Any Notices given to the Company or any Member in accordance with this Agreement will be deemed to have been duly given: (a) on the date of receipt if personally delivered, (b) five days after being sent by U.S. mail, postage prepaid, (c) on the date of receipt, if sent by registered or certified U.S. mail, postage prepaid, (d) on the date of receipt, if sent by confirmed facsimile or telecopier transmission or (e) one Business Day after having been sent by a nationally recognized overnight courier service.

16.13        Partial Invalidity.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if for any reason any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such action will not affect any other provision of this Agreement.  In such event, this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in it.

16.14        Entire Agreement.  This Agreement (including its Schedules and Exhibits) contains the entire agreement and understanding of the Members concerning its subject matter.

16.15        Benefit.  Except as otherwise set forth in Section 9.1, this Agreement and the rights and obligations of the Members hereunder will inure solely to the benefit of the Members and their Transferees and the Company, without conferring on any other Person any rights of enforcement or other rights, provided that any Transferee will have only the rights specified in 13.5 unless admitted as a substitute Member in accordance with this Agreement.

16.16        Further Assurances.  Each Member will sign and deliver, without additional consideration, such other documents of further assurance as may reasonably be necessary to give effect to the provisions of this Agreement.

16.17        Headings.  Article and section titles have been inserted for convenience of reference only.  They are not intended to affect the meaning or interpretation of this Agreement.

16.18        Terms.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word “include” (and any variation) is used in an illustrative sense rather than a limiting sense.  The word “day” means a calendar day, unless a Business Day is specified.

16.19        Governing Law; Forum.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.  Any conflict or apparent conflict between this Agreement and the Act will be resolved in favor of this Agreement, except as otherwise required by the Act.  Any action to enforce any provision of this Agreement may be brought only in a court in the State of Colorado or in the United States District Court for the District of Colorado.  Each party (i) agrees to submit to the general jurisdiction of such courts and to accept service of process at its address for Notices pursuant to this Agreement in any such action or Proceeding and (ii) irrevocably waives any objection it may have to the laying of venue of such action or Proceeding brought in any such court and any claim that such action or Proceeding brought in any such court has been brought in an inconvenient forum.

16.20      Certificates.  The Company will not issue certificates evidencing the Units held by any Member.

IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement of Liberty International B-L LLC, to be duly executed and delivered, effective from the date first above mentioned, notwithstanding the actual date of signing.

LIBERTY GLOBAL, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIBERTY UPCOY, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIBERTY UK, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIBERTY UK HOLDINGS, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIBERTY PROGRAMMING UK, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIBERTY TWSTY HOLDINGS, INC.
By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President
	Date:	December 27, 2002

LIST OF SCHEDULES

Schedule

1.3	Names and Addresses and Percentage Interests of Members

4.1	Initial Capital Contributions

LIST OF EXHIBITS

Exhibit

A	Form of Assignment of Units

B	Form of Transferee’s Agreement

SCHEDULE 1.3

Names, Addresses and Unit

Ownership of Members

	Common Interest		Preferred Interest			Combined
Member	Number	Percentage Interest	Number	Percentage Interest	Overall Preferred Percentage Interest	Overall Percentage Interest
LIBERTY GLOBAL, INC.	493.0	62.4%	131.0	62.4%	13.10%	62.4%
12300 Liberty Boulevard
Englewood, Colorado 80112
LIBERTY UPCOY, INC	11.8	1.5%	3.2	1.5%	0.32%	1.5%
12300 Liberty Boulevard
Englewood, Colorado 80112
LIBERTY UK, INC	177.0	22.4%	47.0	22.4%	4.70%	22.4%
12300 Liberty Boulevard
Englewood, Colorado 80112
LIBERTY UK HOLDINGS, INC.	15.8	2.0%	4.2	2.0%	0.42%	2.0%
12300 Liberty Boulevard
Englewood, Colorado 80112
LIBERTY PROGRAMMING UK, INC.	84.5	10.7%	22.5	10.7%	2.25%	10.7%
12300 Liberty Boulevard
Englewood, Colorado 80112
LIBERTY TWSTY HOLDINGS, INC.	7.9	1.0%	2.1	1.0%	0.21%	1.0%
12300 Liberty Boulevard
Englewood, Colorado 80112

Total	790.0	100.0%	210.0	100.0%	21.0%	100.0%

SCHEDULE 4.1

Initial Capital Contributions

Common Member	Agreed FMV of	Description of Property	Agreed FMV of	Description of Property
	Property	Contributed for	Property	Contributed for
	Contributed for	Common Units	Contributed for	Preferred Units
	Common Units		Preferred Units

LIBERTY GLOBAL, INC.	$17,022,358	918,770 Class A common shares of UnitedGlobalCom, Inc. and 7,788,875 Class C shares of UnitedGlobalCom, Inc.	$4,524,931	244,230 Class A common shares of UnitedGlobalCom, Inc. and 2,070,461 Class C shares of UnitedGlobalCom, Inc.
LIBERTY UPCOY, INC.	$412,084	1,676 convertible preference shares of United Pan-Europe Communications N.V. (“UPC”) and warrants to purchase 767,183 UPC ordinary shares	$109,541	446 convertible preference shares of United Pan-Europe Communications N.V. (“UPC”) and warrants to purchase 203,935 UPC ordinary shares
LIBERTY UK, INC.	$6,114,829	366,116,779 ordinary shares of Telewest Communications plc	$1,625,461	97,322,182 ordinary shares of Telewest Communications plc

LIBERTY UK HOLDINGS, INC.	$555,894	15,757,120 ordinary shares of Telewest Communications plc and 17,526,223 limited voting shares of Telewest Communications plc	$147,769	4,188,601 ordinary shares of Telewest Communications and 4,658,870 limited voting shares of Telewest Communications plc

LIBERTY PROGRAMMING UK, INC.	$2,887,220	49,322,862 ordinary shares of Liberty Flex Holdings Ltd. (which holds 172,868,227 ordinary shares of Telewest Communications plc)	$767,489	13,111,140 ordinary shares of Liberty Flex Holdings Ltd. (which holds 45,952,313 ordinary shares of Telewest Communications plc)

LIBERTY TWSTY HOLDINGS, INC.	$263,889	15,800,000 ordinary shares of Telewest Communications plc	$70,148	4,200,000 ordinary shares of Telewest Communications plc
Total:	$27,256,274		$7,245,339

EXHIBIT A

Form of

Assignment of Units

The undersigned Transferor hereby transfers and assigns _______ [Preferred/Common] Units in Liberty International B-L LLC, a Delaware limited liability company, to ________________________, as Transferee.  The Capital Account of the Transferor that is attributable to the transferred Units will carry over to the Transferee.  The Units transferred is subject to all of the terms and conditions of that certain Operating Agreement of Liberty International B-L LLC, dated as of December 27, 2002, as such Agreement may be amended (“Operating Agreement”).  The Transferor shall remain liable for all of its liabilities under the Operating Agreement.

Transferor:

By:
Name:
Title:
Date:

EXHIBIT B

Form of

Transferee’s Agreement

As a Transferee of Units in Liberty International B-L LLC, a Delaware limited liability company governed by an Operating Agreement dated as of December 27, 2002, the undersigned agrees to be bound as a party to such Agreement (which, as it may be amended, is hereby incorporated by reference).  The Transferee acknowledges and agrees that, unless admitted as a Member of the limited liability company as provided in such Agreement, the Transferee will have only the limited rights of an assignee as specified by law.

Name of Transferee:

Name:

Title:

Date:

Address:

Taxpayer ID Number:

Telephone Number:

Fax Number: